Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-192766) of Caterpillar Inc. of our report dated June 26, 2015 relating to the financial statements of the Caterpillar Rail Division Retirement Savings Plan for Collectively Bargained Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 26, 2015